Exhibit 10.1
April 17, 2025

Curtiss Bruce
Prosper, TX

Re:    Employment Agreement

Dear Curtiss:

The Honest Company, Inc. (the “Company”) is pleased to offer you at-will employment in the position of EVP, Chief Financial Officer on the terms and conditions set forth in this letter agreement (the “Agreement”).

1.Employment by the Company. This Agreement and your employment under the terms hereunder shall take effect on June 2, 2025 (the “Effective Date”). This is an exempt position, and during your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You shall perform such duties, consistent with your position, as are required by the Company’s Chief Executive Officer (“CEO”), to whom you will report. Your primary work location, at which the Company expects you to work on a regular basis, shall be the Company’s office located in Los Angeles, California. The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel.
2.Compensation.
2.1.Base Salary. For services to be rendered hereunder, you shall receive a base salary at the rate of $500,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.
2.2.Annual Bonus. You will be eligible for an annual discretionary bonus with a target amount of 70% of your then current annual Base Salary (the “Annual Bonus”). Whether you receive an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board of Directors of the Company and/or its Compensation Committee (the “Board”) in its discretion based upon the achievement of corporate and/or individual objectives and milestones that are determined in the sole discretion of the Board and other criteria to be determined by the Board. You must continue to be employed through the date the Annual Bonus is paid in order to earn such bonus. If your employment terminates for any reason prior to the payment date (except as provided in Section 7.1), you will not have earned, and will not be paid, any pro-rated bonus. The Annual Bonus, if earned, shall be paid to you in a lump sum no later than March 15th of the calendar year that follows the performance year, subject to applicable

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payroll deductions and withholdings. You are eligible for a pro-rated Annual Bonus for FY2025. Your Annual Bonus will be subject to any recoupment policy adopted by the Company or as required by law.
2.3.Sign on Bonus. You will be paid a cash sign on bonus of $150,000, subject to applicable withholdings. The sign on bonus will be paid in the first payroll cycle following the Effective Date. You will also be paid a cash retention award of $125,000, subject to applicable withholdings. The first installment of 50% of the retention award will be paid out within six months of the Effective Date, and the remaining 50% will be paid out by twelve months of the Effective Date. Each after-tax portion of the retention payment is subject to repayment to the Company if you resign without Good Reason or are terminated for Cause within 12 months of the payment. This retention award will be subject to any recoupment policy adopted by the Company or as required by law.
2.4.Relocation. If you relocate to the Southern California area within 24 months of the Effective Date, you will be entitled to a lump sum of $100,000, less any applicable withholdings, to be paid in the first payroll cycle following your relocation.
2.5.Equity. Subject to the approval of the Board and you remaining employed by the Company through the grant date, the Company will grant you restricted stock units (“RSUs”) having a grant date value approximately equal to
$1,000,000 as soon as administratively practicable following the Effective Date, with the number of RSUs to be calculated by dividing the grant value by the 30-day trailing average closing price of a share of the Company’s common stock on the date of grant. The RSUs will be granted under and governed by the Company’s 2023 Inducement Plan (the “2023 Plan”), the Company’s standard restricted stock unit award agreement and grant notice approved by the Board for use under the 2023 Plan, and subject to compliance with Section 409A of the Internal Revenue Code and any other applicable law. Twenty-five percent (25%) of the RSUs will vest on the Company quarterly vesting date closest to the one-year anniversary of the Effective Date, and one-twelfth (1/12th) of the remaining RSUs will vest on each of the next twelve (12) Company quarterly vesting dates thereafter, subject to your Continuous Service (as defined in the 2023 Plan) on each vesting date. For clarity, the Board will determine the Company quarterly vesting dates at the time of grant in its sole and absolute discretion.

Subject to the approval of the Board and you remaining employed by the Company through the grant date, the Company will grant you RSUs having a grant date value approximately equal to $800,000 in Q1 2026 or at the same time as 2026 annual grants are made to other of the Company’s executives, with the number of RSUs to be calculated by dividing the grant value by the 30-day trailing average closing price of a share of the Company’s common stock on the date of grant. The RSUs will be granted under and governed by the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), the Company’s standard restricted stock unit award agreement

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and grant notice approved by the Board for use under the 2021 Plan, and subject to compliance with Section 409A of the Internal Revenue Code and any other applicable law. Twenty-five percent (25%) of the RSUs will vest on the Company quarterly vesting date following the one-year anniversary of the grant date, and one- twelfth (1/12th) of the remaining RSUs will vest on each of the next twelve (12) Company quarterly vesting dates thereafter, subject to your Continuous Service (as defined in the 2021 Plan) on each vesting date. For clarity, the Board will determine the Company quarterly vesting dates at the time of grant in its sole and absolute discretion.

You will be eligible for future equity awards as determined by the Board in its sole discretion. RSU awards are generally subject to income and employment tax withholding upon settlement.

3.Business Expenses. You will be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, and travel expenses, including travel expenses to and from your current residence and our headquarters in Southern California, incurred by you in connection with the performance of your duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

4.Company Policies; Standard Company Benefits. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. You shall remain eligible to participate in all employee benefit programs for which you are eligible under the terms and conditions of the benefit plans that may be in effect from time to time. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees, including senior management, at any time. The Company shall promptly pay or reimburse the legal fees incurred by the CFO in negotiating and preparing this Agreement and related documents, up to a maximum of $25,000.

5.At-Will Employment. Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice. Subject to the “Good Reason” provision set forth in Section 7 and Section 8.3, the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

6.Outside Activities During Employment. Except with the prior written consent of the Board, you will not during the term of your employment with the

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Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder. You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

7.Termination; Severance.

7.1.Involuntary Termination. If you are subject to an Involuntary Termination and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 7.3 below), the Company shall provide you with the following Severance Benefits:

(a)Cash Severance. The Company shall pay you, as severance, the equivalent of 12 months (the “Severance Period”) of your Base Salary in effect as of the date of your employment termination, subject to standard payroll deductions and withholdings and will pay, as described in Section 7.1(b), an amount equal to 12 months of health insurance under COBRA on an after-tax basis (the “Severance”). The Severance will be paid as a continuation on the Company’s regular payroll, beginning no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service, provided the Separation Agreement (as discussed in Section 7.3) has become effective. The Company shall also pay you, as severance, your Annual Bonus, less standard payroll deductions and withholdings, pro-rated for the employment period you worked during year in which your termination occurs, and subject to the achievement of applicable corporate and/or individual objectives and milestones (as determined in the sole discretion of the Board of Directors of the Company and/or its Compensation Committee) for the year in which your termination occurs. Your pro-rated Annual Bonus severance payment will be paid in the year following your termination at the same time as the Company pays bonuses to the Company’s other executives. In the event an Involuntary Termination takes place after January 1 of a given year, but before the payment of the prior year’s Annual Bonus, the Company will pay you the prior year’s Annual Bonus (as determined in the sole discretion of the Board of Directors of the Company and/or its Compensation Committee based on the achievement of applicable corporate and/or individual objectives and milestones) at the same time that the Company pays bonuses to the Company’s other executives.

(b)Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period

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immediately following your Involuntary Termination that is equal to the Severance Period (the “COBRA Payment Period”), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self- employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. On the first payroll date following the effectiveness of the Release, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the date of your Involuntary Termination, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.

7.2.Termination for Cause; Resignation Without Good Reason; Death or Disability. If you resign without Good Reason, or the Company terminates your employment for Cause, or upon your death or disability, then all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and you will not be entitled to any Severance Benefits.

7.3.Conditions to Receipt of Severance Benefits. The receipt of the Severance Benefits will be subject to you signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) by no later than the sixtieth (60th) day after your employment termination (“Release Deadline”). No Severance Benefits will be paid or provided until the Separation Agreement becomes effective. You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

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8.Definitions.

8.1.Cause. For purposes of this Agreement, “Cause” means any one of the following: (a) willful material breach by you of any material Company policy (including, but not limited to, the Company’s policies on nondiscrimination, anti- harassment, and confidential information) or your duties or obligations hereunder which is injurious to the Company; (b) your willful engagement in conduct materially injurious to the Company, monetarily or otherwise; (c) acts of fraud, theft or other willful illegal acts calling into question your personal integrity or conviction on a felony charge, whether or not related to your employment hereunder, excluding traffic offenses; or (d) your willful refusal to follow lawful instructions of the Board that are consistent with your position. In order to terminate your employment for Cause pursuant to (a) or (d), but only to the extent the Board determines in its reasonable discretion that such breach is amenable to cure, the Board must provide you written notice within thirty (30) days after the first occurrence of the event giving rise to Cause setting forth the basis for the existence of Cause, allow you thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, the Company must terminate your employment not later than thirty (30) days after the expiration of the cure period.
8.2.Code. For purposes of this Agreement, “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.
8.3.Good Reason. For purposes of this Agreement, “Good Reason” means any one of the following without your consent: (a) an assignment of duties or responsibilities (including reporting responsibilities) materially inconsistent with, or which materially reduce, your duties, authority, responsibilities and status with the Company; (b) an adverse change in your title; (c) any material reduction in your Base Salary, other than a reduction, generally applicable to other executives of the Company, by not more than 25%; (d) the relocation of your principal place of employment to a location that is more than twenty-five (25) miles away from its current location; or (e) the uncured breach of any material provision of this Agreement (or any other agreement with you) by the Company. In order to resign for Good Reason, you must provide written notice to the Company’s Board within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than thirty (30) days after the expiration of the cure period.

8.4.Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” means a termination of your employment with the

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Company pursuant to either (i) a termination initiated by the Company without Cause, or (ii) your resignation for Good Reason, and provided in either case such termination constitutes a Separation from Service. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or disability.

8.5.Separation from Service. For purposes of this Agreement, “Separation from Service” means a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h).

9.Proprietary Information Obligations. As a condition of your continued employment, you shall execute and abide by the Company’s standard form of Employee Confidential Information and Invention Assignment Agreement, attached as Exhibit A. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You acknowledge that you have not brought onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality and have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

10.Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A 2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation

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under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release Deadline occurs in the calendar year following the calendar year of your Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any severance benefits.

11.Arbitration of All Disputes.

11.1.Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C.
§1-16, and to the fullest extent permitted by applicable law, you and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) your application, hiring, and employment with the Company (including but not limited to all statutory claims); or (iii) the termination of your employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.

11.2.Arbitrator Authority. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.

11.3.Individual Capacity Only. All claims, disputes, or causes of action under this Section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found

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unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

11.4.Arbitration Process. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Los Angeles County, California, or as otherwise agreed to by you and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees.

11.5.Excluded Claims. This Arbitration section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including any Excluded Claims, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.
11.6.Injunctive Relief and Final Orders. Nothing in this Section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

12.General Provisions. This Agreement, together with the Confidential Information and Inventions Assignment Agreement, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (the “Prior Agreements”). You agree and acknowledge that you are not eligible for, and will not receive, any compensation, benefits, or severance pursuant to the Prior Agreements. You also agree and acknowledge that there are no circumstances as of the date of this Agreement that constitute, and nothing contemplated in this Agreement or otherwise shall be deemed for any purpose to be or to create, an involuntary termination without Cause or a Good Reason resignation right,

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including for purposes of the Prior Agreements, or any other severance or change in control plan, agreement or policy maintained by the Company or its affiliates. This Agreement cannot be modified or amended except in a writing signed by you and a duly authorized officer of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company. The obligations as forth under Sections 7, 8, 9, 10, 11, and 12 will survive the termination of this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.
13.Indemnification; D&O Insurance. The Company shall indemnify and hold you harmless, to the full extent permitted under the Company’s charter, bylaws and applicable law (including advances of legal expenses subject to an undertaking to refund in the event that a final determination is entered that you are not eligible for indemnification) relating to or arising out of your employment. You shall at all relevant times be covered as an insured under any director and officer liability insurance. This Section 13 shall survive any termination of this Agreement or termination of your employment.

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Accepted and agreed:

Best regards,

The Honest Company, Inc.
/s/ Carla Vernón
Carla Vernón
Chief Executive Officer

Accepted and agreed:
/s/ Curtiss Bruce
Curtiss Bruce
Date: 4/18/2025

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Exhibit A

Employee Confidential Information and Invention Assignment Agreement

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THE HONEST COMPANY, INC.

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with The Honest Company, Inc. (including its subsidiaries, affiliates, successors or assigns) (“the Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to the Employee by Company, I agree to the following provisions of this Confidential Information and Invention Assignment Agreement (“Agreement”):

1.CONFIDENTIAL INFORMATION.

(a)Definition; Exclusions. The Employee agrees at all times during the term of employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person or entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. The Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company the Employee called or with whom the Employee became acquainted during the term of employment), vendors and vendor lists, markets, software, developments, inventions, patents, patent applications, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to the Employee by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment intended for use in intrastate as well as interstate or foreign commerce transactions. Notwithstanding the foregoing, Confidential Information shall not include any such information which the Employee can establish (i) was publicly known or made generally available prior to the time of disclosure by Company to the Employee; (ii) becomes publicly known or made generally available after disclosure by Company to the Employee through no wrongful action or omission by the Employee; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by Company as shown by my then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. The Employee understands that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.
(b)Duty to Maintain Confidentiality of Third Party Information. The Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee agrees that his/her obligations under this Agreement apply equally with respect to that information, and as such agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Employee’s work for the Company consistent with the Company’s agreement with such third party.
(c)Confidential and/or Proprietary Information of Others. During employment with the Company, the Employee agrees not to improperly use or disclose any confidential and/or proprietary information or trade secrets of any former or concurrent employer or other person or entity and not bring

Confidential Information and Assignment of Inventions Agreement	Page 1

onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
(d)Notice of Immunity. Notwithstanding the nondisclosure obligations set forth in this Section, pursuant to 18 U.S.C. Section 1833(b), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret: (1) that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by Company for reporting a suspected violation of law, Employee may disclose Company’s trade secrets to his or her attorney and use the trade secret information in the court proceeding, provided that Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

2.INVENTIONS.

(a)Inventions Retained and Licensed. Attached hereto as Exhibit A, is a list describing all inventions, original works of authorship, discoveries, developments, improvements, and other trade secrets or other proprietary information or intellectual property which were made by the Employee prior to employment with the Company and/or owned by any third-party (collectively referred to as “Prior Inventions”), which belong to the Employee, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, the Employee represents that there are no such Prior Inventions. The Employee will not incorporate any Prior Inventions into any Inventions without the Company’s prior written permission. If, in the course of employment with the Company, the Employee incorporates into a Company product, process, or machine a Prior Invention owned by the Employee or in which the Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b)Assignment of Inventions. The Employee agree to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby irrevocably assign to the Company, or its designee, all right, title and interest in and to any and all inventions, original works of authorship, copyrightable material, notes, records, drawings, designs, logos, developments, concepts, improvements, discoveries, ideas, or trade secrets, whether or not patentable or registrable under copyright or similar laws, conceived, discovered, authored, invented, developed or reduced to practice by the Employee, solely or in collaboration with others, during the period of time the Employee is in the employ of the Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing, except as provided below (collectively, “Inventions”), as the sole property of the Company, except as provided in subsection (d) below. The Employee agrees that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence. The Employee further acknowledges that all original works of authorship which are made by the Employee (solely or jointly with others) within the scope of and during the period of employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. The Employee further understands and agrees that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no

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royalty or other consideration will be due to the Employee as a result of the Company’s efforts to commercialize or market any such Inventions.

(c)Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

(d)Exception to Assignments. The Employee understands that the provision(s) of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). The Employee shall advise the Company promptly in writing of any inventions that, in the Employee’s belief, meets the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A to permit a determination of ownership by the Company.

(e)Maintenance of Records. The Employee agrees to keep and maintain adequate and current written records of all Inventions made by the Employee (solely or jointly with others) during the term of his or her employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(f)Patent and Copyright Registrations. The Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure of the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Employee further agrees that any obligation to execute or cause to be executed, when it is in the Employee’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of the Employee’s mental or physical incapacity or for any other reason to secure a signature to apply for or to pursue any application of any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in behalf of the Employee to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Employee.

Confidential Information and Assignment of Inventions Agreement	Page 3

(g)Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. I further agree that my obligations under this Section shall continue after the termination of this Agreement.

(h)Attorney-in-Fact. I agree that, if the Company is unable because of my unavailability, mental or physical incapacity, or for any other reason to secure my signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company herein, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

3.CONFLICTING EMPLOYMENT.

The Employee agrees that, during the term of employment with the Company, the Employee will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of his or her employment, nor will the Employee engage in any other activities that conflict with the Employee’s obligations to the Company.

4.REPRESENTATIONS.

The Employee shall execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Employee represents that the performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Employee in confidence or in trust prior to employment by the Company. The Employee further agrees that if the Employee has signed a confidentiality agreement or similar type of agreement with any former employer or other entity, the Employee will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. The Employee represents and warrants that after undertaking a careful search (including searches of computers, cell phones, electronic devices, and documents), the Employee has returned all property and confidential information belonging to all prior employers (and/or other third parties the Employee has performed services for in accordance with the terms of an applicable agreement). The Employee has not entered into, and shall not enter into, any oral or written agreement in conflict herewith. Moreover, the Employee agrees to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from any breach of the Employee’s obligations under any agreement with a former employer or its contracted third parties to which the

Confidential Information and Assignment of Inventions Agreement	Page 4

Employee is a party or obligation to which the Employee is bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

5. NOTIFICATION OF NEW EMPLOYER.

In the event that the Employee leaves the employ of the Company, the Employee hereby grants consent to notification by the Company to the new employer about any rights and obligations under this Agreement.

6.RESERVED.

7.RETURNING COMPANY PROPERTY.

The Employee agrees that, at the time of leaving the employ of the Company, the Employee will deliver to the Company (and will not keep in his or her possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property or reproductions of any aforementioned items developed by the Employee pursuant to such employment with the Company or otherwise belonging to the Company, its successors or assigns.

8.GENERAL PROVISIONS.

(a)Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Parties, and their respective successors, assigns, heirs, executors and administrators; provided, that neither Party may assign any duties or her rights hereunder without the written consent of the other Party, which consent shall not be withheld unreasonably. Notwithstanding the foregoing, the Company may assign this Agreement without consent to (a) any of its affiliates or (b) the surviving entity in the event of a merger or acquisition or sale of substantially all of the assets of the Company.
(b)Waiver and Amendment. Neither Party may waive any of the terms or conditions of this Agreement, nor may this Agreement be amended or modified, except by writing duly signed by both Parties and referring to the specific provision to be waived, amended or modified.
(c)Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof, and supersedes all other prior agreements (including but not limited to any prior Employment, Confidential Information, and Assignment of Inventions Agreement) and understandings, both written and oral, among the Parties hereto and their affiliates.
(d)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

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(e)Captions. The Section and Paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
(f)Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.
(g)No Representations. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.
(h)Counterparts/Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. For purposes of this Agreement, use of a facsimile, e-mail or other electronic medium shall have the same force and effect as an original signature.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

THE HONEST COMPANY, INC.
By:	/s/ Brendan Sheehey
Brendan Sheehey
SVP, General Counsel

EMPLOYEE
/s/ Curtiss Bruce
Signature
Curtiss Bruce
Printed Name
4/18/2025
Date

Signature Page to Employment, Confidential Information and
Assignment of Inventions Agreement

EXHIBIT A

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

I have no inventions or improvements to list.        __
     (Initials)

I have attached _____ additional sheets to this Exhibit A.
     (Initials)

Date:

Employee Name

List Of Prior Inventions and Original Works of Authorship

CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)    Result from any work performed by the employee for the employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”